                                  SCHEDULE 14A
                                 (RULE 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:

/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission only
    (as permitted by Rule 14a-6(e)(2)
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             NORTON MCNAUGHTON, INC.
 ................................................................................
                (Name of Registrant as Specified In Its Charter)

 ................................................................................
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ No fee required.
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1)    Title of each class of securities to which transaction applies:

          ......................................................................

    2)    Aggregate number of securities to which transaction applies:
          ......................................................................

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
          ......................................................................

    4)    Proposed maximum aggregate value of transaction:
          ......................................................................

    5)    Total fee paid:
          ......................................................................

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1)    Amount Previously Paid:
          ......................................................................
    2)    Form, Schedule or Registration Statement No.:
          ......................................................................
    3)    Filing party:
          ......................................................................
    4)    Date Filed:
          ......................................................................

                             NORTON MCNAUGHTON, INC.


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MARCH 31, 1997



                                                              New York, New York
                                                              February 28, 1997

To the Holders of Common Stock of NORTON MCNAUGHTON, INC.:

      The Annual Meeting of the Stockholders of NORTON MCNAUGHTON, INC. (the "Company") will be held at the Company's Showroom at 1407 Broadway, 26th Floor, New York, New York on Monday, March 31, 1997 at 10:00 a.m. local time (the "Meeting") for the following purposes, as more fully described in the accompanying Proxy Statement:

      1. To elect eight directors of the Company for the ensuing year.

      2. To consider and take action upon a proposal to ratify the Board of Directors' selection of Ernst & Young LLP to serve as the Company's independent accountants for the Company's fiscal year ending November 1, 1997.

      3. To transact such other business as may properly come before the Meeting or any adjournment or adjournments thereof.

      The close of business on February 7, 1997 has been fixed by the Board of Directors as the record date for the determination of the stockholders entitled to notice of, and to vote at, the Meeting. A list of the stockholders entitled to vote at the Meeting may be examined at the Company's executive offices located at 463 Seventh Avenue, New York, New York, during the ten-day period preceding the Meeting.

      By Order of the Board of Directors,

                              Amanda J. Bokman, Secretary

      YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. IF YOU DO NOT EXPECT TO BE PRESENT, PLEASE MARK, SIGN AND DATE THE ENCLOSED FORM OF PROXY AND MAIL IT IN THE ENCLOSED RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES, SO THAT YOUR VOTE CAN BE RECORDED.

                                 PROXY STATEMENT

      This Proxy Statement, which will be mailed commencing on or about February 28, 1997 to the persons entitled to receive the accompanying Notice of Annual Meeting of Stockholders, is provided in connection with the solicitation of Proxies on behalf of the Board of Directors of Norton McNaughton, Inc. for use at the Annual Meeting of Stockholders, to be held on March 31, 1997 (the "Meeting"), and at any adjournment or adjournments thereof, for the purposes set forth in such Notice. The Company's executive offices are located at 463 Seventh Avenue, New York, New York 10018.

      At the close of business on February 7, 1997 the record date stated in the accompanying Notice, the Company had outstanding 7,640,120 shares of common stock, $.01 par value ("Common Stock"). Each outstanding share is entitled to one vote with respect to each matter to be voted on at the Meeting. The Company has no class or series of stock outstanding other than the Common Stock. A majority of the outstanding shares of Common Stock present in person or by proxy will constitute a quorum for the transaction of business at the Meeting.

      Directors are elected by plurality vote. Adoption of proposal 2 will require the affirmative vote of a majority of the shares of Common Stock present and entitled to vote thereon at the Meeting. Abstentions and broker non-votes (as hereinafter defined) will be counted as present for the purpose of determining the presence of a quorum. For the purpose of determining the vote required for approval of matters to be voted on at the Meeting, shares held by stockholders who abstain from voting will be treated as being "present" and "entitled to vote" on the matter and, thus, an abstention has the same legal effect as a vote against the matter. However, in the case of a broker non-vote or where a stockholder withholds authority from his proxy to vote the proxy as to a particular matter, such shares will not be treated as "present" and "entitled to vote" on the matter and, thus, a broker non-vote or the withholding of a proxy's authority will have no effect on the outcome of the vote on the matter. A "broker non-vote" refers to shares of Common Stock represented at the Meeting in person or by proxy by a broker or nominee where such broker or nominee (i) has not received voting instructions on a particular matter from the beneficial owners or person entitled to vote and (ii) the broker or nominee does not have discretionary voting power on such matter.

INFORMATION CONCERNING CERTAIN STOCKHOLDERS

            The stockholders (including any "group," as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), who, to the knowledge of the Board of Directors of the Company, owned beneficially more than five percent of the Common Stock as of January 15, 1997, each nominee for director, each executive officer of the Company named in the Summary Compensation Table who owned beneficially shares of Common Stock, and all directors and executive officers as a group, and their respective shareholdings as of such date (based upon information obtained from such persons) are set forth in the following table. Except as indicated in the footnotes to the table, all of such shares are owned with sole voting and investment power.

                                           SHARES OF COMMON STOCK     PERCENT
NAME                                         OWNED BENEFICIALLY       OF CLASS
----                                         ------------------       --------
Merrill Lynch & Co., Inc.
Merrill Lynch Group, Inc.
Princeton Services, Inc.
Fund Asset Management, L.P.
Merrill Lynch Special Value Fund, Inc.           793,400(1)            10.4%


Sanford Greenberg                                778,117(2)            10.2%
Norton Sperling                                  748,116(3)             9.8%
Jay Greenberg                                    635,817(4)             8.3%

Smith Barney Mutual Funds Management, Inc.
Smith Barney Holdings Inc.
Travelers Group Inc.                             513,612(5)             6.7%

Brinson Partners, Inc.
Brinson Trust Company
Brinson Holdings, Inc.
SBC Holding (USA), Inc.
Swiss Bank Corporation                           492,600(6)             6.5%

Lighthouse Capital Management, Inc.              490,850(7)             6.4%

Pioneering Management Corporation                391,000(8)             5.1%

Amanda J. Bokman                                  75,000(9)               *
Andrew Miller                                     73,755(10)              *
Howard Greenberg                                  38,755(11)              *
Stephen F. Powers                                 14,500(12)              *
David M. Blumberg                                 19,500(13)              *
Peter Boneparth                                      100                  *
Bradley P. Cost                                   10,000(14)              *
Robert Mann                                        7,500(15)              *
Jerald S. Politzer                                     -                  -
All Directors and Executive Officers           1,765,343(16)           22.6%
     as a Group (eleven persons)

--------------
*Less than 1%.

(1) Information as to the holdings of Merrill Lynch and Co., Inc. ("MLC"), Merrill Lynch Group, Inc. ("MLG"), Princeton Services, Inc. ("PS"), Fund Asset Management, L.P. ("FAM") and Merrill Lynch Special Value Fund, Inc. ("SVF") is based upon a report on Schedule 13G filed with the Securities and Exchange Commission. Such report indicates that MLC owns 793,400 shares with shared voting power and shared dispositive power, MLG owns 793,400 shares with shared voting power and shared dispositive power, PS owns 793,400 shares with shared voting power and shared dispositive power, FAM owns 700,500 shares with shared voting and shared dispositive power and SVF owns 700,500 shares with shared voting power and shared dispositive power. Such report indicates that MLC, MLG and PS are parent holding companies as defined in the Securities Exchange Act of 1934, as amended, FAM is an investment adviser registered under the Investment Advisers Act of 1940 and SVF is an investment company registered under the Investment Company Act of 1940. MLC, MLG and PS disclaim any beneficial ownership interest in such shares. The address for MLC and MLG is World Financial Center, North Tower, 250 Vesey Street, New York, New York 10281. The address for PS, FAM and SVF is 800 Scudders Mill Road, Plainsboro, New Jersey 08536.
(2) Includes 12,500 shares issuable upon exercise of currently exercisable non-qualified stock options held by Mr. S. Greenberg. The address for Mr.
      S. Greenberg is c/o Norton McNaugthon, Inc., 463 Seventh Avenue, New York, New York 10018.
(3) Includes 12,500 shares issuable upon exercise of currently exercisable non-qualified stock options held by Mr. Sperling. The address for Mr. Sperling is c/o Norton McNaughton, Inc., 463 Seventh Avenue, New York, New York 10018.
(4) The address for Mr. J. Greenberg is c/o Norton McNaughton, Inc., 463 Seventh Avenue, New York, New York 10018.
(5) Information as to the holdings of Smith Barney Mutual Funds Management, Inc. ("SBMFM"), Smith Barney Holdings Inc. ("SBH") and Travelers Group Inc. ("TG") is based upon a report on Schedule 13G filed with the Securities and Exchange Commission. Such report indicates that SBMFM owns 513,000 shares with shared voting power and shared dispositive power, SBH owns 513,612 shares with shared voting power and shared dispositive power and TG owns 513,612 shares with shared voting power and shared dispositive power. Such report indicates that SBH and TG are parent holding companies as defined in the Securities Exchange Act of 1934, as amended, and SBMFM, SBH and TG are investment advisers registered under the Investment Advisers Act of 1940. SBMFM and SBH disclaim any beneficial ownership interest in such shares. The address for SBMFM, SBH and TG is 388 Greenwich Street, New York, New York 10013.
(6) Information as to the holdings of Brinson Partners, Inc. ("BPI"), Brinson Trust Company ("BTC"), Brinson Holdings, Inc. ("BH"), SBC Holding (USA), Inc. ("SBC Holding") and Swiss Bank Corporation ("Swiss Bank") is based upon a report on Schedule 13G filed with the Securities and Exchange Commission. Such report indicates that each of BPI, BH, SBC Holding and Swiss Bank owns 492,600 shares with shared voting power and shared dispositive power and BTC owns 145,197 shares with shared voting power and shared dispositive power. Such report indicates that BPI is an investment adviser registered under the Investment Advisers Act of 1940, BTC is a bank as defined in the Securities Exchange Act of 1934, as amended, and BH, SBC Holding and Swiss Bank are parent holding companies as defined in the Securities Exchange Act of 1934, as amended. The address for BPI, BTC and BH is 209 South LaSalle, Chicago, Illinois 60604. The address for SBC Holding is 222 Broadway, New York, New York 10038. The address for Swiss Bank is Aeschenplatz 6 CH-4002, Basel, Switzerland.
(7) This information is based upon a report on Schedule 13G filed with the Securities and Exchange Commission by Lighthouse Capital Management, Inc. ("Lighthouse") and its affiliates. Such report indicates that 490,850 shares are owned by Lighthouse and its affiliates with sole voting power and sole dispositive power. Such report indicates that Lighthouse is an investment adviser registered under the Investment Advisers Act of 1940. The address for Lighthouse is 10000 Memorial Drive, #660, Houston, Texas 77024.
(8) Information as to the holdings of Pioneering Management Corporation ("Pioneering") is based upon a report on Schedule 13G filed with the Securities and Exchange Commission. Such report indicates that 391,000 shares are owned by Pioneering with sole voting power and shared dispositive power. Such report indicates that Pioneering is an investment adviser registered under the Investment Advisers Act of 1940. The address for Pioneering is 60 State Street, Boston, Massachusetts 02109.
(9) Consists of 75,000 shares issuable upon exercise of currently exercisable non-qualified stock options held by Ms. Bokman.
(10) Includes 20,000 shares issuable upon exercise of currently exercisable non-qualified stock options held by Mr. Miller.

(11) Includes 20,000 shares issuable upon exercise of currently exercisable non-qualified stock options held by Mr. H. Greenberg.
(12) Includes 12,500 shares issuable upon exercise of currently exercisable non-qualified stock options held by Mr. Powers.
(13) Includes 12,500 shares issuable upon exercise of currently exercisable non-qualified stock options held by Mr. Blumberg.
(14) Consists of 10,000 shares issuable upon exercise of currently exercisable non-qualified stock options held by Mr. Cost.
(15) Consists of 7,500 shares issuable upon exercise of currently exercisable non-qualified stock options held by Mr. Mann.
(16) Includes for all Directors and Executive Officers an aggregate of 182,500 shares issuable upon exercise of currently exercisable non-qualified stock options.

      To the Company's knowledge, there have been no significant changes in stock ownership or control of the Company since January 15, 1997.

                            I. ELECTION OF DIRECTORS

            Eight directors are to be elected at the Meeting. It is the intention of each of the persons named in the accompanying form of Proxy to vote the shares of Common Stock represented thereby in favor of the eight nominees listed below, unless otherwise instructed in such Proxy. Each such nominee is presently serving as a director, except for Mr. Peter Boneparth. In case any nominee is unable or declines to serve, such persons reserve the right to vote the shares of Common Stock represented by such Proxy for another person duly nominated by the Board of Directors in such nominee's stead or, if no other person is so nominated, to vote such shares only for the remaining nominees. The Board of Directors has no reason to believe that any nominee named will be unable or will decline to serve.

            Certain information concerning the nominees for election as directors of the Company is set forth below. Such information was furnished by them to the Company.

      SANFORD GREENBERG, age 56, has been Chairman of the Board, Chief Executive Officer and a director of the Company since its founding in 1981. From 1960 to 1981, Mr. Greenberg was an officer of Squire Dress, Inc., a predecessor to the Company.

      NORTON SPERLING, age 63, has been President and a director of the Company since its founding in 1981. From 1978 to 1981, Mr. Sperling was Executive Vice President of Sales and Marketing of Counterparts, and from 1977 to 1978 he was Vice President of Sales and Marketing for the Fay's Closet division of Leslie Fay. He served as Vice President of Garland Knitwear from 1974 to 1977 and as a Regional Sales Manager for Bobbie Brooks from 1971 to 1974.

      AMANDA J. BOKMAN, age 33, has been Chief Financial Officer of the Company since 1992, Secretary since March 1995, Treasurer since February 1996 and a director since January 1994. From 1987 to 1992, she was employed by Tishman Speyer Properties as an associate in acquisitions and finance. From 1985 to 1987, Ms. Bokman was an audit professional with Arthur Andersen, LLP.

      DAVID M. BLUMBERG, age 38, has been President of Blumberg Associates, Inc., an investment advisory firm, since 1992. In addition, during an eight month period in 1994 and 1995, Mr. Blumberg was a partner of RLR Partners, L.P., an investment fund. From 1991 to 1992, Mr. Blumberg was a Managing Director of Merrill Lynch & Co., and from 1988 to 1992, he was a Senior Vice President of Merrill Lynch Interfunding Inc. Mr. Blumberg has been a director of the Company since January 1994.

      PETER BONEPARTH, age 37, has been Executive Vice President and Senior Managing Director of Investment Banking for Rodman & Renshaw, Inc., an investment banking firm, since 1995 and Managing Director of Investment Banking for Mabon Securities Corp., a financial services firm, from 1989 to 1995. Mr. Boneparth also serves as a director of Marissa Christina, Inc. and Rodman & Renshaw, Inc.

      BRADLEY P. COST, age 43, has been a partner in the law firm of Haythe & Curley, New York, New York, since 1988. Mr. Cost has been a director of the Company since December 1995.

      ROBERT MANN, age 54, has been a private investor in the apparel industry since 1978 and has been a director of the Company since January 1994.

      JERALD S. POLITZER, age 51, is a private investor. Mr. Politzer was employed by Melville Corporation, a retail holding company, from July 1989 to November 1996. He held various positions at Melville Corporation, including Executive Vice President and Group Vice President and was a director and member of the Executive Committee and Operating Committee. Mr. Politzer was Chief Executive Officer of G. Fox, a division of May Company, from 1986 to 1989. From 1969 to 1986, he served in various executive positions with the Hecht Company, also a division of May Company. He was a member of the United States Navy Advisory Board from 1993 to 1994. Mr. Politzer has been a director of the Company since January 1996.

            Stephen F. Powers, elected not to stand for election in order to devote more time to his other business interests, and accordingly, will cease to be a director at the Meeting. Mr. Boneparth has been nominated to fill Mr. Powers' vacancy.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

            During the past fiscal year, the Board of Directors of the Company met six times. Each of the persons named above who were directors during fiscal 1996 attended at least 75% of the meetings of the Board of Directors and meetings of any Committees of the Board of Directors on which such person served which were held during the time that such person served.

            The Board of Directors of the Company has a Compensation Committee whose members are Messrs. Blumberg, Cost and Powers, a Stock Option Committee whose members are Messrs. Blumberg, Politzer and Powers and an Audit Committee whose members are Messrs. Blumberg, Cost, Politzer and Powers. The Company does not have a Nominating Committee and has established no procedures whereby nominees for directors may be recommended by stockholders.

            The Compensation Committee reviews and recommends remuneration arrangements for executive officers and for members of the Board of Directors and adopts compensation plans in which officers and directors are eligible to participate. The Stock Option Committee grants stock options under the Company's 1994 Stock Option Plan and administers the Company's 1994 Stock Purchase Plan. The Audit Committee reviews the Company's internal accounting procedures and will consult with, and review the services provided by, the Company's independent auditors. The Compensation Committee met three times, the Stock Option Committee met one time, and the Audit Committee met two times during the fiscal year ended November 2, 1996.

            Messrs. S. Greenberg and Miller are brothers. Mr. H. Greenberg is the son of Mr. S. Greenberg. Ms. Bokman is the daughter of Mr. Sperling.

EXECUTIVE COMPENSATION

            The following table sets forth information concerning the compensation paid or awarded to the Chief Executive Officer and each of the four other most highly compensated executive officers of the Company for the fiscal years ended November 2, 1996, November 4, 1995 and November 4, 1994.

                           SUMMARY COMPENSATION TABLE

NAME AND PRINCIPAL                     ANNUAL COMPENSATION          ALL OTHER
   POSITION(1)       FISCAL YEAR     SALARY            BONUS       COMPENSATION
--------------------------------------------------------------------------------
Sanford Greenberg       1996       $872,693(2)       $     -          $49,109(3)
   Chairman of the      1995        638,693                -           57,061(3)
   Board and CEO        1994        606,650                -           59,538(3)

Norton Sperling         1996       $696,250(2)       $     -          $52,912(3)
   President            1995        638,693                -           61,916(3)
                        1994        606,650                -           68,000(3)

Andrew Miller           1996       $446,674          $     -          $     -
   Vice President       1995        435,472           10,000(4)             -
                        1994        413,625                -                -

Howard Greenberg        1996       $446,674          $     -          $     -
   Vice President       1995        435,472                -                -
                        1994        413,625                -                -

Amanda Bokman           1996       $291,563          $     -          $     -
   Vice President       1995        267,612                -                -
                        1994        220,920                -                -

--------------------------------------------------------------------------------

(1) Effective January 31, 1996, Mr. J. Greenberg retired from his positions as Executive Vice President, Treasurer and director of the Company. See "Employment Agreements" below.
(2)   Amount includes an extension bonus. See "Employment Agreements" below.

(3) Amount includes the current dollar value of the benefit to such executive officer of premiums paid by the Company with respect to the split-dollar insurance arrangement (see "Employment Agreements" below for a description of such arrangement), which benefit was determined by calculating the time value of money (using the applicable federal rate) of the premiums paid by the Company in the fiscal years ended November 2, 1996, November 4, 1995 and November 4, 1994 for the period from the date on which premiums were paid until March 2015 and March 2014 for Messrs. S. Greenberg and Sperling, respectively (which are the earliest dates, respectively, on which the split-dollar arrangement could terminate and premiums paid could be refunded to the Company). The November 4, 1994 amount includes the term life portion of premiums paid with respect to the split-dollar insurance arrangement, in the amount of $4,094 for Mr. S. Greenberg and $6,562 for Mr. Sperling.
(4)   Represents a special non-recurring bonus.

            The following table sets forth the grants of stock options to the executive officers named in the Summary Compensation Table during the fiscal year ended November 2, 1996. The amounts shown for each of the named executive officers as grant date values are determined by the Black-Scholes option pricing model. No gain to the optionees is possible without an increase in stock price which will benefit all stockholders proportionately. Actual gains, if any, on option exercises and holdings of Common Stock are dependent on the future performance of the Common Stock and overall stock market conditions.

                       STOCK OPTION GRANTS IN FISCAL 1996


                                     % of Total
                                     Options         Exercise
                                     Granted to      or Base      Grant Date
                        Options      Employees in    Price        Expiration     Present
       Name             Granted(#)   Fiscal 1996     ($/Sh)       Date           Value ($)(4)
----------------------------------------------------------------------------------------------
Sanford Greenberg       25,000(1)       10.0%         7.375       01/19/06       104,112
                        15,000(2)        6.0%         6.688       08/05/06        58,715
Norton Sperling         25,000(1)       10.0%         7.375       01/19/06       104,112
                        15,000(2)        6.0%         6.688       08/05/06        58,715
Andrew Miller           10,000(3)        4.0%         7.375       01/19/06        43,366
Howard Greenberg        10,000(3)        4.0%         7.375       01/19/06        43,366
Amanda Bokman           10,000(3)        4.0%         7.375       01/19/06        43,366


(1) These non-qualified stock options are exercisable in annual increments of 50% beginning December 10, 1996.

(2) These non-qualified stock options are exercisable in annual increments of 50% beginning December 10, 1997.

(3) These non-qualified stock options are fully exercisable beginning December 10, 1997.

(4) The Company used the Black-Scholes option pricing model in determining grant date present value. However, options will have no realizable value unless, and then only to the extent that, the Common Stock price appreciates from the grant date to the exercise date. The following key assumptions used in the valuation are based upon historical experience and are not a forecast of future stock price performance or volatility or of future dividend policy:

      Grant Dates: January 19, 1996 and August 5, 1996
      Dividend Yield: -
      Volatility: 0.5682
      Average Risk-Free Rate of Return: 5.681%
      Expected Exercise Period: 1,460 days


On November 4, 1996, the Company granted 10,000 non-qualified stock options to each of Messrs. Blumberg, Cost, Mann, Politzer and Powers. The options have an exercise price of $8.1875 per share and are exercisable in increments of 50% beginning December 10, 1997, 75% beginning December 10, 1998 and 100% beginning December 10, 1999.

            The following table sets forth the number and value of options and warrants held by the executive officers of the Company named in the Summary Compensation Table at November 2, 1996. None of such executive officers exercised options or warrants during the fiscal year ended November 2, 1996.


                    FISCAL YEAR END OPTION AND WARRANT VALUES

                                                       VALUE OF UNEXERCISED
                      NUMBER OF UNEXERCISED               IN-THE-MONEY
                      OPTIONS AND WARRANTS            OPTIONS AND WARRANTS
                    AT 1996 FISCAL YEAR END (#)   AT 1996 FISCAL YEAR END ($)(1)
                    ---------------------------   ------------------------------

      NAME          EXERCISABLE   UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
      ----          -----------   -------------    -----------    -------------
Sanford Greenberg          -         40,000             -            35,305
Norton Sperling            -         40,000             -            35,305
Andrew Miller         10,000         20,000            (2)            6,250(3)
Howard Greenberg      10,000         20,000            (2)            6,250(3)
Amanda Bokman         65,000         30,000            (2)            6,250(3)


(1) In-the-money options and warrants are those where the fair market value of the underlying Common Stock exceeds the exercise price of the option or warrant. The value of in-the-money options and warrants is determined in accordance with regulations of the Securities and Exchange Commission by subtracting the aggregate exercise price of the option or warrant from the aggregate year-end value of the underlying Common Stock.

(2) These options were not in-the-money as of November 2, 1996, as the fair market value of the Common Stock was below the exercise price.

(3)   Of the unexercisable options, 10,000 are in-the-money.

COMPENSATION OF DIRECTORS

            The Company pays each director who is not an employee of the Company a fee of $5,000 for each meeting attended, and reimburses each such director for out-of-pocket expenses incurred in attending meetings of the Board of Directors.

EMPLOYMENT AGREEMENTS

            The Company has Employment Agreements with each of its five executive officers: Sanford Greenberg, Norton Sperling, Howard Greenberg, Andrew Miller and Amanda J. Bokman. Effective November 4, 1995, the Company entered into Amended and Restated Employment Agreements with Messrs. S. Greenberg and Sperling. The Amended and Restated Employment Agreements terminate on November 4, 1999 (a two-year extension over the prior Employment Agreements) and provide that Messrs. S. Greenberg and Sperling will receive base salaries of $750,000 and $690,000, respectively, and will be eligible to receive annual bonuses as determined by the Compensation Committee of the Board of Directors. In addition, the Amended and Restated Employment Agreements provide for extension bonuses for Messrs. S. Greenberg and Sperling of approximately $600,000 and $100,000, respectively, payable over the terms of the Agreements.

            Effective February 28, 1994, the Company entered into Employment Agreements with Messrs. Miller and H. Greenberg and Ms. Bokman. The Employment Agreements terminate on November 4, 1997 and provide that Messrs. Miller and H. Greenberg and Ms. Bokman will receive base salaries of $435,472, $435,472 and $284,252 (which base salary was increased from $232,252 pursuant to an amendment to Ms. Bokman's Employment Agreement which became effective April 1, 1995), respectively, and will be eligible to receive annual bonuses as determined by the Compensation Committee of the Board of Directors. The Employment Agreements provide for annual increases in each executive officer's base salary based on increases in the cost of living as measured by the Consumer Price Index.

            All of the Employment Agreements provide for participation in all employee benefit plans and programs offered by the Company to employees of comparable seniority. The Employment Agreements provide that if the employee dies, becomes disabled (i.e., unable to perform his or her normal duties for a cumulative period of six months in any consecutive 12-month period), or is terminated by the Company for "due cause," the Company will pay to such employee or the employee's legal representative the base salary (and, as applicable, the extension bonuses) and, except in the case of termination for due cause, to the extent approved by the Compensation Committee of the Board of Directors, bonus amounts, in all cases, accrued and unpaid to the date of such death, disability or termination. If the Company terminates employment without cause, it will be required to pay salary and bonuses until the earlier to occur of the expiration date of the agreement or the death of the employee. Pursuant to the Employment Agreements, each executive officer has agreed that he or she will not compete with the Company so long as he or she is employed by the Company and for a period ranging from six months to three years thereafter, depending upon the circumstances.

            The Company has also entered into split-dollar insurance arrangements with Messrs. S. Greenberg, Sperling and J. Greenberg, pursuant to which the Company will pay the premium costs of life insurance policies that pay death benefits of $1,915,000, $1,915,000 and $1,914,000, respectively, upon the death of each such person. Upon surrender of the policies or payment of the death benefit thereunder, the Company is entitled to repayment of an amount equal to the aggregate premiums paid by the Company, with all remaining policy benefits to be paid to Messrs. S. Greenberg, Sperling and J. Greenberg, as the case may be, or their respective beneficiaries. See footnote (3) to the "Summary Compensation Table" above for further information on the split-dollar arrangement premium payments made by the Company.

            On January 31, 1996, Mr. Jay Greenberg, Executive Vice President, Treasurer and director, retired from the Company. On February 1, 1996, the Company entered into a Consulting Agreement with Mr. J. Greenberg which will terminate on November 4, 1997. The Consulting Agreement provides that during the term of the Agreement, Mr. J. Greenberg will perform consulting services for the Company, as requested by the Board of Directors or Chief Executive Officer of the Company. Mr. J. Greenberg will receive consulting fees of $480,000 per annum for such services. The Company will continue Mr. J. Greenberg's split-dollar life insurance arrangement and provide health care benefits for the remainder of his life. During fiscal 1995, Mr. J. Greenberg had an Employment Agreement with the Company pursuant to which he received a base salary of $638,693. Mr. J. Greenberg's Employment Agreement was terminated in connection with the execution of the Consulting Agreement. Prior to its termination, Mr. J. Greenberg's Employment Agreement would have terminated November 4, 1997.

COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION

            The Compensation Committee of the Board of Directors consisted of David M. Blumberg, Bradley P. Cost, and Stephen F. Powers during fiscal 1996. Each of the current members of the Compensation Committee are independent directors of the Company.

SECTION 16(a) REPORTING REQUIREMENTS

            Under Section 16(a) of the Securities Exchange Act of 1934, directors and executive officers of the Company, and persons who own more than ten percent of the Company's Common Stock, are required to file reports concerning their beneficial ownership of securities of the Company with the Securities and Exchange Commission (the "Commission"). Directors, executive officers and greater than ten percent stockholders are required by regulations of the Commission to furnish the Company with copies of all Section 16(a) reports they file.

            The Company believes that for the period ending November 2, 1996, its directors, executive officers and greater than ten percent stockholders complied with all Section 16(a) filing requirements.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

            As of November 5, 1993, the Company and its stockholders modified certain of the Company's repurchase rights set forth in a Stockholders Agreement among the then stockholders of the Company (the "Stockholders Agreement") covering shares of Common Stock of the Company held by Messrs. S. Greenberg, Sperling, J. Greenberg, Miller and H. Greenberg (collectively, the "Management Investors"). These repurchase rights were applicable upon the termination of employment of the Management Investors under certain circumstances. As a result of these modifications, the Company was deemed, for income tax purposes, to have paid noncash compensation to the Management Investors of $5,610,000, and the Management Investors were deemed to have realized compensation income in the same amount. As a result, the Company was entitled to a tax deduction for income tax purposes in the same amount which resulted in tax savings of $2,300,000. In connection with these events, the Company paid the Management Investors a special bonus of $1,250,000 in the aggregate, which amount reflects the differential between capital gains and ordinary income tax applicable to the compensation income arising out of the modification to the Stockholders Agreement. Upon consummation of the Company's initial public offering on March 7, 1994, the Stockholders Agreement was terminated. In addition, to enable the Management Investors to pay the resulting taxes, the Company made loans, as of November 5, 1993, in the principal amount of $920,000 to each of Messrs. S. Greenberg, Sperling and J. Greenberg, and $120,000 to each of Messrs. Miller and
H. Greenberg. Each loan is evidenced by a limited recourse promissory note with interest accruing at the rate of 5.84% per annum and a maturity date of November 5, 2003. Recourse on the promissory notes is limited to a pledge to the Company of each Management Investor's Common Stock. Initially, the promissory notes provided that in the event of any sale or other transfer of shares of Common Stock by any of the Management Investors, such person was required to apply the net proceeds of the sale or transfer to the repayment of his note. Each of the promissory notes was amended as of July 15, 1994 to provide that in the event of any sale or other transfer of shares of Common Stock by any of the Management Investors, such person is required to repay his note in an amount equal to the proceeds of any sale or transfer (net of taxes and selling expenses) multiplied by a fraction, the numerator of which is the number of shares of Common Stock being sold or transferred by such Management Investor, and the denominator of which is the number of shares owned by such Management Investor on November 5, 1993. Each of the promissory notes was further amended as of March 27, 1995 to provide that in the event of any sale or other transfer of shares of Common Stock by any of the Management Investors, such person is required to repay his note in an amount equal to the principal amount owing under the note on March 27, 1995 multiplied by a fraction, the numerator of which is the number of shares of Common Stock which are being sold or transferred, and the denominator of which is the number of shares owned by such Management Investor on March 27, 1995. On April 9, 1996, Mr. H. Greenberg sold 5,000 shares of Common Stock and made a principal payment on his promissory note of $5,642.

PERFORMANCE GRAPH

     The following performance graph compares the cumulative total shareholder return on the Common Stock to the NASDAQ Stock Market-US Index and to the S&P Textiles (Apparel) Index (referred to in the Company's Proxy Statement for fiscal 1995 as the S&P Textile Index and for fiscal 1994 as the S&P Textile and Apparel Index) since March 1, 1994, the date the Common Stock began to be publicly traded. The graph assumes that $100 was invested in the Common Stock and each Index on March 1, 1994 and that all dividends were reinvested.




RESEARCH                          TOTAL RETURN - DATA SUMMARY

                        NRTY
--------------------------------------------------------------------------------------------------------------------------
                                                                  CUMULATIVE TOTAL RETURN
                                  ----------------------------------------------------------------------------------------

                                  3/01/94   4/94   7/94   10/94   1/95   4/95   7/95   10/95   1/96   4/96   7/96   10/96

NORTON MCNAUGHTON INC   NRTY         100     124    129     116    101    110    114     125     46     62     43      50

NASDAQ STOCK MARKET-US  INAS         100      93     91      99     96    108    128     133    136    154    140     157

S&P TEXTILES (APPAREL)  ITXA         100     100     99     103     93     98    101      95    105    119    119     119



REPORT OF THE COMPENSATION COMMITTEE

            The Compensation Committee of the Board of Directors determines the compensation arrangements for executive officers of the Company. The Company's compensation program for its executives aims to attract and retain individuals of superior ability and managerial talent, reward individual initiative and performance and link pay with the interests of the Company's stockholders by providing executives with incentives which reward achievement that contributes to the growth and profitability of the Company.

            Salaries. Salaries of the Company's executive officers are intended to be generally consistent with executives at comparable apparel companies. In determining salaries, the Compensation Committee has considered a report prepared by a nationally recognized consulting firm and has analyzed prevailing compensation levels among the Company's competitors. Factors considered in determining salaries are individual performance, experience, level of responsibility and contributions to the success of the Company. The base salaries for Sanford Greenberg and each of the executive officers are determined pursuant to the terms of their Employment Agreements with the Company, which were based on the foregoing considerations.

            Bonuses. Bonuses for Mr. S. Greenberg and each of the Company's other executive officers are based upon the Company's performance and achievement by executives of individual objectives, as evaluated by the Compensation Committee. No such bonuses were paid to Mr. S. Greenberg or any other executive officer during the fiscal year ended November 2, 1996.

            Stock Options. The Company periodically grants stock options to its executive officers and other key employees which are intended to provide the Company's executives and other key employees with a significant incentive to work to maximize stockholder value. The number of options granted are based upon the executive's level of responsibility, Company performance and individual performance. Options are granted with an exercise price of 100% of the fair market value of the Common Stock on the date of grant and have a ten year term. The Compensation Committee believes that by providing its executives and key employees who have substantial responsibility for the management and growth of the Company with an opportunity to profit from increases in the value of the Common Stock, the interests of the Company's stockholders and executives will be most closely aligned. During the fiscal year ended November 2, 1996, Messrs. S. Greenberg and Sperling were each granted 25,000 non-qualified stock options on January 19, 1996 at an exercise price of $7.375 per share, which are exercisable in annual increments of 50% beginning December 10, 1996. In addition, Messrs. S. Greenberg and Sperling were each granted 15,000 non-qualified stock options on August 5, 1996 at an exercise price of $6.688 per share, which are exercisable in annual increments of 50% beginning December 10, 1997. Messrs. Miller and H. Greenberg and Ms. Bokman were each granted 10,000 non-qualified stock options on January 19, 1996 at an exercise price of $7.375 per share, which are fully exercisable beginning December 10, 1997.

            On November 4, 1996, the Company granted 10,000 non-qualified stock options to each of Messrs. Blumberg, Cost, Mann, Politzer and Powers. The options have an exercise price of $8.1875 per share and are exercisable in increments of 50% beginning December 10, 1997, 75% beginning December 10, 1998 and 100% beginning December 10, 1999.

      Other Compensation. The Company has entered into split-dollar insurance arrangements with Messrs. S. Greenberg, Sperling and J. Greenberg, pursuant to which the Company will pay the premium costs of life insurance policies that pay death benefits of $1,915,000, $1,915,000 and $1,914,000, respectively, upon the death of each such person. Upon surrender of the policies or payment of the death benefit thereunder, the Company is entitled to repayment of an amount equal to the aggregate premiums paid by the Company, with all remaining policy benefits to be paid to Messrs. S. Greenberg, Sperling and J. Greenberg, as the case may be, or their respective beneficiaries.

      Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), generally disallows a tax deduction to publicly held companies for compensation exceeding $1,000,000 paid to each of the Company's Chief Executive Officers and four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Company undertakes to administer its stock option program in a manner that complies with such requirements and, as a result, performance-based compensation associated with stock options will not be subject to the deduction limit. In addition, the Company intends to qualify its other executive compensation arrangements to comply with such requirements. The Company does not expect this new deduction limitation to have a material effect on its operations or financial condition.

                                    THE COMPENSATION COMMITTEE OF THE
                                    BOARD OF DIRECTORS

                                    David M. Blumberg
                                    Bradley P. Cost
                                    Stephen F. Powers

                          II. RATIFICATION OF SELECTION
                           OF INDEPENDENT ACCOUNTANTS

            The Board of Directors of the Company has selected Ernst & Young LLP to serve as independent auditors for the Company for the fiscal year ending November 1, 1997. The Board of Directors considers Ernst & Young LLP to be eminently qualified.

            Although it is not required to do so, the Board of Directors is submitting its selection of Ernst & Young LLP for ratification at the Meeting, in order to ascertain the views of stockholders regarding such selection. If the selection is not ratified, the Board of Directors will reconsider its selection.

            A representative of Ernst & Young LLP will be present at the Meeting, with the opportunity to make a statement if such representative desires to do so, and will be available to respond to appropriate questions.

            The Board of Directors recommends that stockholders vote FOR ratification of the selection of Ernst & Young LLP to serve as independent auditors for the Company for the fiscal year ending November 1, 1997.


                               III. OTHER MATTERS

            The Board of Directors of the Company does not know of any other matters which may be brought before the Meeting. However, if any such other matters are properly presented for action, it is the intention of the persons named in the accompanying form of Proxy to vote the shares represented thereby in accordance with their judgement on such matters.

MISCELLANEOUS

            If the accompanying form of Proxy is executed and returned, the shares of Common Stock represented thereby will be voted in accordance with the terms of the Proxy, unless the Proxy is revoked. If no directions are indicated in such Proxy, the shares represented thereby will be voted FOR the nominees proposed by the Board of Directors in the election of directors and FOR ratification of the Board of Directors' selection of independent accountants for the Company. Any Proxy may be revoked at any time before it is exercised. The casting of a ballot at the Meeting by a stockholder who may therefore have given a Proxy or the subsequent delivery of a Proxy will have the effect of revoking the initial Proxy.

            All costs relating to the solicitation of Proxies will be borne by the Company. Proxies may be solicited by officers, directors and employees of the Company and its subsidiaries personally, by mail or by telephone, telecopier or telegraph, and the Company may pay brokers and other persons holding shares of stock in their names or those of their nominees for their reasonable expenses in sending soliciting material to their principals.

            It is important that Proxies be returned promptly. Stockholders who do not expect to attend the Meeting in person are urged to mark, sign and date the accompanying form of Proxy and mail it in the enclosed envelope, which requires no postage if mailed in the United States, so that their votes can be recorded.

STOCKHOLDER PROPOSALS

            Stockholder proposals intended to be presented at the Annual Meeting of Stockholders of the Company for the fiscal year ending November 1, 1997 must be received by the Company by October 31, 1997 in order to be considered for inclusion in the Company's Proxy Statement relating to such Meeting.

                                                AMANDA J. BOKMAN, SECRETARY


NEW YORK, NEW YORK
FEBRUARY 28, 1997

                            NORTON MCNAUGHTON, INC.

           PROXY -- ANNUAL MEETING OF STOCKHOLDERS -- MARCH 31, 1997

                                  COMMON STOCK
    The undersigned, a stockholder of NORTON MCNAUGHTON, INC., does hereby appoint SANFORD GREENBERG and NORTON SPERLING, or either of them, each with full power of substitution, the undersigned's proxies, to appear and vote at the Annual Meeting of Stockholders to be held on Monday, March 31, 1997 at 10:00 A.M., local time, or at any adjournments thereof (the "Meeting"), upon such matters as may come before the Meeting.
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.
    The undersigned hereby instructs said proxies or their substitutes to vote as specified below on each of the following matters and in accordance with their judgment on other matters which may properly come before the Meeting.

1. Election of Directors.
  [ ] FOR the nominees listed below                        [ ] WITHHOLD AUTHORITY
     (except as marked to the contrary below)                to vote for all nominees listed below

 Sanford Greenberg, Norton Sperling, Amanda J. Bokman, David M. Blumberg, Peter
                          Boneparth, Bradley P. Cost,
                       Robert Mann and Jerald S. Politzer

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)
--------------------------------------------------------------------------------

2. Ratification of appointment of Ernst & Young LLP as independent accountants for fiscal 1997.

  FOR [ ]          AGAINST [ ]          ABSTAIN [ ]
The Board of Directors favors a vote "FOR" each item.       (Continued and to be
Completed on Reverse Side)

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED, IF NO DIRECTION IS INDICATED AS TO EITHER OF ITEMS 1 OR 2, THEY WILL BE VOTED IN FAVOR OF THE ITEM(S) FOR WHICH NO DIRECTION IS INDICATED.

IMPORTANT: BEFORE RETURNING THIS PROXY, PLEASE SIGN YOUR NAME OR NAMES ON THE LINE(S) BELOW EXACTLY AS SHOWN THEREON. EXECUTORS, ADMINISTRATORS, TRUSTEES, GUARDIANS OR CORPORATE OFFICERS SHOULD INDICATE THEIR FULL TITLES WHEN SIGNING. WHERE SHARES ARE REGISTERED IN THE NAME OF JOINT TENANTS OR TRUSTEES, EACH JOINT TENANT OR TRUSTEE SHOULD SIGN.

                                   DATED: , 1997

                                    (L.S.)

                                    (L.S.)

                                   STOCKHOLDER(S) SIGN HERE

 PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED
                                   ENVELOPE.